As filed with the Commission on May 2, 2006                                      File No. 333-132681

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GROSVENOR EXPLORATIONS INC.
                 (Name of small business issuer in its charter)

Nevada                              1099                          98-0486676
(State or jurisdiction of                        (Primary Standard Industrial              (I.R.S. Employee
incorporation or organization)                      Classification Code Number)               Identification No.)

1533 Eagle Mountain Drive, Coquitlam, B.C., Canada, V3E 2Z3
Telephone: (604) 328-2908
(Address and telephone number of principal executive offices)

1533 Eagle Mountain Drive, Coquitlam, B.C., Canada, V3E 2Z3
(Address of principal place of business or intended principal place of business)

Empire Stock Transfer Inc, 7521 West Lake Mead Blvd., Las Vegas, NV., 89128
Telephone (702) 562-4091
(Name, address and telephone number of agent of service)

Copies to:

Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99201
Telephone: (509) 624-1475

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be Registered	Proposed maximum offering price per share (i) (ii)	Proposed maximum aggregate offering price	Amount of Registration fee (iii)

Common stock	1,449,000	$0.05	$72,450	$100

(i) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933.

(ii)
There is no public market for the securities of Grosvenor Explorations Inc. Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the offering price for shares of Grosvenor Explorations Inc. sold to subscribers by way of a private placement offering memorandum. The price of $0.05 is a fixed price at which the selling security holders may sell their shares unless our common stock is subsequently quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

(iii)	Fee calculated in accordance with Rule 457(o) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

Prospectus                              Subject to Completion
         May 2, 2006
    The Information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offering or sale is not permitted.

GROSVENOR EXPLORATIONS INC.

                Offering Price: $ 0.05 per share
Offering by Selling Security Holders: 1,449,000 Shares of Common Stock

We are registering 1,449,000 common shares for resale by the selling security holders identified in this prospectus. We will not receive any of the proceeds for the sale of the shares by the selling security holders. The shares are being registered to permit public secondary trading of the shares being offered by the selling security holders named in this prospectus. The number of shares of Grosvenor Explorations Inc. being registered by selling security holders is 28.7% of the company’s currently issued and outstanding share capital.

There is no public market for Grosvenor Explorations Inc.’s common stock.

The selling security holders will sell at a price of $0.05 per share, provided that if our shares are subsequently quoted on the OTC Bulletin Board (“OTCBB”) selling security holders may sell at prevailing market prices or privately negotiated prices. It is our intention to find a market maker who will make an application to the NASD to have our shares accepted for trading on the OTCBB once this registration statement becomes effective. There is no assurance our application to the NASD will be approved.

Investing in our common stock involves a high degree of risk. The reader should carefully consider the factors described under the heading “Risk Factors” beginning at page 6.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Dealer Prospectus Delivery Instructions

Until , 2006 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this prospectus is May     , 2006.

Table of Contents

Summary of Prospectus	3

Risk Factors	6

Use of Proceeds	13

Determination of Offering Price	14

Selling Security Holders	14

Plan of Distribution; Terms of the Offering	16

Business	18

Management’s Discussion and Analysis or Plan of Operations	26

Management	32

Executive Compensation	35

Principal Shareholders	38

Description of Securities	39

Certain Transactions	41

Litigation	42

Interest of Named Expert and Counsel	42

Market for Common Shares & Related Shareholders Matters	43

Additional Information	43

Changes in Accountants	44

Financial Statements	44

SUMMARY OF PROSPECTUS

This summary provides an overview of all material information contained in this prospectus. Before making a decision to purchase the shares our selling security holders are offering you should very carefully and thoroughly read the more detailed information in this prospectus and review our financial statements and all other information that is incorporated by reference in this prospectus.

Our Business

The Company was incorporated under the laws of the State of Nevada on May 25, 2005 under the name of Grosvenor Explorations Ltd. (“Grosvenor”) On June 3, 2005, a Certificate of Correction was filed the Secretary of State for Nevada and the name was changed to Grosvenor Explorations Inc.  Our fiscal year end is June 30. Our executive offices are located at 1533 Eagle Mountain Drive, Coquitlam, B.C., Canada, V3E 2Z3. Our telephone and fax number is (604)328-2908. Other than our wholly owned subsidiary, Grosvenor Explorations Ltd. (“Grosvenor Canada”), the Company does not have any subsidiaries, affiliated companies or joint venture partners.

Grosvenor Canada was incorporated under the laws of British Columbia Canada on October 19, 2005 for the purpose of holding registered and beneficial title to the Company’s mineral claims situated in British Columbia, Canada. Grosvenor Canada’s business and registered office is located at 1533 Eagle Mountain Drive, Coquitlam, B.C., Canada, V3E 2Z3.

We are a start-up mineral company in the pre-exploration stage and have not generated any operating revenues since inception. We have incurred losses since inception and our auditors have issued a going concern opinion since we must raise additional capital, through the sale of our securities, in order to fund our operations. There is can be no assurance we will be able to raise this capital. We are the registered and beneficial owner of a 100% interest in the Crome Vanadium 1, Crome Vanadium 2, and Crome Vanadium 3 mineral claims (collectively referred to as the “Grosvenor Claims”) located in British Columbia, Canada. Grosvenor acquired the Grosvenor Claims by staking for the sum of $4,018 on January 5, 2006.

Ownership of the Grosvenor Claims confers on us the rights to the minerals on the Grosvenor Claims except for ‘placer minerals’ (being minerals found in loose gravel or sand, typically located in creeks, steams or rivers) or coal. We do not own the land itself since it is held in the name of the “Crown”, i.e. the Province of British Columbia, Canada. We do not have the right to harvest any timber on the Grosvenor Claims.

We own no other mineral property and are not engaged in the exploration of any other mineral properties. There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on the Grosvenor Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise. To date, we have not conducted any exploration work on the Grosvenor Claims. We have funds sufficient to complete only Phase 1 of a three-phase exploration program recommended for the Grosvenor Claims. We anticipate completing Phase I by no later than August 30, 2006.

We have no fulltime employees and management of Grosvenor, all or whom reside in British Columbia, Canada, devotes a very small percentage of its time to the affairs of the Company. While none of our officers and directors is a director or officer of any other company involved in the mining industry there can be no assurance such involvement will not occur in the future. Such involvement could create a conflict of interest.

The following sets forth the number and percentage of outstanding shares of common stock that will be sold by:

1.	Selling security holders other than our two officers and directors and members of their immediate families:

Number	Percentage
1,019,000	20.2%

2.	Our two officers and directors and members of their immediate families who are among the Selling security holders:

Number	Percentage
430,000	8.5%

3.	All selling security holders including our two officers and directors and members of their immediate families:

Number	Percentage
1,449,000	28.7%

The Offering

Common shares offered
1,449,000 offered by the selling security holders (including 400,000 shares, 7.9% of our issued shares, being offered by our directors and officers and a further 30,000 shares (0.6%) offered by members of their immediate families) detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 14.

Common shares outstanding as of the date of this Prospectus	5,049,000, of which 4,000, 000 (79.22%) are owned by our directors and officers and a further 30,000 shares (0.6%) are owned by members of their immediate families.

Use of proceeds	We will not receive any proceeds from the sale of our common shares by the selling security holders.

Plan of Distribution
The offering is made by the selling security holders named in this Prospectus to the extent they sell shares. Sales may be made at $0.05 per share, provided that if our shares are subsequently traded on the OTCBB, selling security holders may sell at market or privately negotiated prices.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 6 before deciding whether to purchase the common shares.

Lack of Liquidity in our common shares
Our common shares are not presently traded on any market or
security exchange and we have not applied for listing or
quotation on any public market. We can provide no assurance
that there will ever be an active market for our common shares.

Selected Financial Information

The following financial information summarizes the more complete historical financial information set out in our audited financial statements filed with this prospectus:

	March 31, 2006 (Unaudited)	January 31, 2006. (audited)	June 30, 2005. (audited)
Statement of Expenses Information:

Revenue	$ NIL	$ Nil	$ Nil
Net Losses	28,602	12,795	500
Total Operating Expenses	28,602	12,795	500
Exploration Costs	7,518	4,018	Nil
General and Administrative	21,084	8,777	500

	March 31 2006 (Unaudited)	January 31, 2006. (audited)	June 30, 2005. (audited)
Balance Sheet Information:

Cash	$ 38,143	$ 53,376	$ Nil
Total Assets	38,143	53,376	Nil
Total Liabilities	10,795	10,221	500
Stockholders Equity (deficit)	27,348	43,155	(500)

On January 25, 2006 the officers and directors of the Company completed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 4,000,000 common shares were sold at the price of $0.001 per share to raise $4,000. On Janaury 31, 2006 Grosvenor completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 1,049,000 common shares were sold at the price of $0.05 per share to raise $52,450. The total cash raised from the sale of shares was $56,450. These funds together with cash on hand totaled $53,376 as of January 31, 2006. Of these funds raided $34,118 remains in cash as of April 15, 2006, with the balance of $22,332 having been expended as follows:

Accounting	$ 2,475
Bank charges	168
Consulting fees	300
Geological report	3,500
Legal	2,500
Management fees	12,000
Office	189
Rent	800
Telephone	400
Amounts paid from proceeds as of April 15, 2006	$ 22,332
Risk Factors

An investment in our securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Grosvenor contained in this prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with our Company:

1.
Because our auditors have issued a going concern opinion and because our officers and directors will not loan any money to us, we may not be able to achieve our objectives and may have to suspend or cease exploration activity.

Our auditors' report on our 2006 financial statements expressed an opinion that substantial doubt exists as to whether we can continue as an ongoing business for the next twelve months. Because our officers and directors are unwilling to commit to loan or advance capital to us, we believe that if we do not raise additional capital through the issuance of treasury shares, we will be unable to conduct exploration activity and may have to cease operations and go out of business.

2.
Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our sole property, the Grosvenor Claims, do not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

3.	We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease exploration activity or cease operations.

We were incorporated in 2005, have not yet conducted any exploration activities and have not generated any revenues. We have an insufficient exploration history upon which to properly evaluate the likelihood of our future success or failure. Our net loss from inception to March 31, 2006, the date of our most recent audited financial statements is $29,102. Our ability to achieve and maintain profitability and positive cash flow in the future is dependent upon

*	our ability to locate a profitable mineral property
*	our ability to locate an economic ore reserve
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral property. We cannot guarantee we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

4.
Because our officers and directors do not have technical training or experience in starting, and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

Because our officers and directors are inexperienced with exploring for minerals and starting, and operating a mineral exploration company, we will have to hire qualified persons to perform surveying, exploration, and excavation of our property. Our officers and directors have no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Their decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our exploration, earnings and ultimate financial success could suffer irreparable harm due to certain of management's lack of experience in this industry. Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Grosvenor. Unless our two part time officers are willing to spend more time addressing these matters, we will have to hire professionals to undertake these filing requirements for Grosvenor and this will increase the overall cost of operations. As a result we may have to suspend or cease exploration activity, or cease operations altogether, which will result in the loss of your investment.

5.	We have no known ore reserves. Without ore reserves we cannot generate income and if we cannot generate income we will have to cease exploration activity which will result in the loss your investment.

We have no known ore reserves. Even if we find chromite mineralization we cannot guarantee that any chromite mineralization will be of sufficient quantity so as to warrant recovery. Additionally, even if we find chromite mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any chromite mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate chromite deposits in economically recoverable quantities will mean we cannot generate income. If we cannot generate income we will have to cease exploration activity, which will result in the loss of your investment.

6.	If we don't raise enough money for exploration, we will have to delay exploration or go out of business, which will result in the loss of your investment.

We are in the very early pre-exploration stage. We need to raise additional capital to undertake our planned exploration activity. We estimate we have sufficient cash on hand, to continue operations for twelve months provided we only carry out Phase I of our planned exploration activity. You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital. If that occurs we will have to delay exploration or cease our exploration activity and go out of business which will result in the loss of your investment.

7.
Because we are small and do not have much capital, we must limit our exploration and as a result may not find an ore body. Without an ore body, we cannot generate revenues and you will lose your investment.

Any potential development of and production from our exploration property depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Because we are small and do not have much capital, we must limit our exploration activity unless and until we raise additional capital. Any decision to expand our operations on our exploration property will involve the consideration and evaluation of several significant factors including, but not limited to:

●	Costs of bringing the property into production including exploration preparation of production feasibility studies, and construction of production facilities;
●	Availability and cost of financing;
●	Ongoing costs of production;
●	Market prices for the minerals to be produced;
●	Environmental compliance regulations and restraints; and
●	Political climate and/or governmental regulations and controls

Such programs will require very substantial additional funds. Because we may have to limit our exploration, we may not find an ore body, even though our property may contain mineralized material. Without an ore body, we cannot generate revenues and you will lose your investment.

8.	We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend exploration activity.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials as and when we are able to raise the requisite capital. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

9.
Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President and CEO, will be devoting only 10% of his time, approximately 15 hours per month, to our operations our business. Our CFO and Secretary-Treasurer will be devoting only approximately 10 hours per month to our operations. As a consequence our business may suffer. For example, because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic or may be periodically interrupted or suspended. Such suspensions or interruptions may cause us to cease operations altogether and go out of business.

Risks Associated with this Offering:

10. Because we may be unable to meet property maintenance requirements or acquire necessary mining licenses, we may lose our interest in the Grosvenor Claims.

In order to maintain our interest in the Grosvenor Claims we must make an annual payment and/or expend certain minimum amounts on the exploration of the mineral claims of at least $5,041 each year. If we fail to make such payments or expenditures in a timely fashion, we may lose our interest in the mineral claims. Further, even if we do complete exploration activities, we may not be able to obtain the necessary licenses to conduct mining operations on the property, and thus would realize no benefit from exploration activities on the property.

11. Because mineral exploration and development activities are inherently risky, we may be exposed to environmental liabilities. If such an event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production. At present, the Grosvenor Claims, our sole property, does not have a known body of commercial ore. Unusual or unexpected formations, formation pressures, fires, power outages, labour disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of British Columbia, often in poor climatic conditions. Previous mining exploration activities may have caused environmental damage to the Grosvenor Claims. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective. If the Grosvenor Claims is found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

12. No matter how much money is spent on the Grosvenor Claims, the risk is that we might never identify a commercially viable ore reserve.

No matter how much money is spent over the years on the Grosvenor Claims, we might never be able to find a commercially viable ore reserve. Over the coming years, we could spend a great deal of money on the Grosvenor Claims without finding anything of value. There is a high probability the Grosvenor Claims does not contain any reserves so any funds spent on exploration will probably be lost.

13. Even with positive results during exploration, the Grosvenor Claims might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible. If the cost of extracting any minerals that might be found on the Grosvenor Claims is in excess of the selling price of such minerals, we would not be able to develop the Grosvenor Claims. Accordingly even if ore reserves were found on the Grosvenor Claims, without sufficient tonnage we would still not be able to economically extract the minerals from the Grosvenor Claims in which case we would have to abandon the Grosvenor Claims and seek another mineral property to develop, or cease operations altogether.

14. Because we have not put a mineral deposit into production before, we will have to acquire outside expertise. If we are unable to acquire such expertise we may be unable to put our property into production and you may lose your investment.

We have no experience in placing mineral deposit properties into production, and our ability to do so will be dependent upon using the services of appropriately experienced personnel or entering into agreements with other major resource companies that can provide such expertise. There can be no assurance that we will have available to us the necessary expertise when and if we place a mineral deposit into production.

15. Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not listed on any exchange or quotation system and do not have a market maker which results in no market for our shares. Therefore, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately. If this happens, our shareholders might not receive a price per share which they might have received had there been a public market for our shares. . Once this registration statement becomes effective, it is our intention to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the NASD personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports; being at a minimum Forms 10K-SB and 10QSB; filed with the SEC or other regulatory authorities.

Presently, we estimate the time it will take us to become effective with this prospectus will be six months plus twelve to eighteen additional weeks thereafter to be approved for a quotation on the OTCBB. However, we cannot be sure we will be able to obtain a participating market maker or be approved for a quotation on the OTCBB. If this is the case, there will be no liquidity for the shares of our shareholders.

16.	Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

If a market for our shares develops, the share price may be volatile with wide fluctuations in response to several factors, including:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

In addition, if our shares are traded on the OTCBB, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance. Our share price might be affected by general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations. In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts. These factors, which are not under our control, may have a material effect on our share price.

17. We anticipate the need to sell additional treasury share in the future meaning that there will be a dilution to our existing shareholders resulting in their percentage ownership in the Company being reduced accordingly.

We expect that the only way we will be able to acquire additional funds is through the sale of our common stock. This will result in a dilution effect to our shareholders whereby their percentage ownership interest in the Company is reduced. The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

18. Because our securities are subject to penny stock rules, you may have difficulty reselling your shares.

Our shares are "penny stocks" and are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company's securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer must make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder's ability to dispose of his stock.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Assay	An analysis to determine the quantity of one or more elemental components.

Argillite	A rock derived either from siltstone, claystone or shale that has undergone a somewhat higher degree of induration than is present in those rocks.

Chromite
An oxide mineral (iron magnesium chromium oxide: (Fe,Mg)Cr2O4) belonging to the spinel group. Chromite is found in peridotite and other layered ultramafic intrusive rocks and also found in metamorphic rocks such as serpentinites.

Claim	A portion of mining ground held under the Provincial laws by Grosvenor Explorations Inc., by virtue of one location and record where it has the mineral rights to all minerals thereon except coal.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Dips	The angle at which a bed, stratum, or vein is inclined from the horizontal, measured perpendicular to the strike and in vertical plane.

Dyke	A long and relatively thin body of igneous rock that, while in molten state, intruded a fissure in older rocks.

Gangue	The worthless minerals in an ore deposit.

Geophysical surveys	The exploration of an area in which geophysical properties and relationships unique to the area are mapped by one or more geophysical methods - in boreholes, airborne or satellite platforms.

Granodiorite
A group of coarse-grained plutonic rocks intermediate in composition between quartz diorite and quartz monzonite, and potassium feldspar, with biotite, hornblende, or, more rarely, pyroxene, as the mafic component.

Mafic	Pertaining to or composed of the ferrmagnesion rock-forming silicates, said of some igneous rocks and their constituent minerals.

Metamorphic
The mineralogical, chemical, and structural adjustment of solid rocks to physical and chemical conditions that have generally been imposed at depth below the surface zones of weathering and cementation, and that differ from the conditions under which the rocks in question originated.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3)  Probable: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Schist	A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.

Sediments
Solid fragmental material that originates from weathering of rocks and is transported or deposited by air, water, or ice, or that accumulates by other natural agents, such as chemical precipitation from solutions or secretion by organisms, and forms in layers on the Earth’s surface at ordinary temperatures in a loose, unconsolidated form.

Serpentine	A greenish, metamorphic mineral consisting of magnesium silicate.

Soil sample	A sample of surface material analyzed by lab techniques to test the content of trace elements occurring in nature: copper , lead, zinc, etc.

Strike	The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Zone	A belt, band, or strip of earth materials, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Foreign Currency and Exchange Rates

Our mineral property is located in British Columbia, Canada and costs expressed in the geological report on the claims are expressed in Canadian Dollars. For purposes of consistency and to express United States Dollars throughout this registration statement, Canadian Dollars have been converted into United States currency at the rate of US $1.00 being approximately equal to Cdn $1.12 or Cdn. $1.00 being approximately equal US $0.89 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

However, we have agreed to pay the expenses of registering the securities covered by this Prospectus. Management expects such expenses to total $16,375 as detailed below:

Expenses of this offering paid to date:

SEC filing fees	$ 100
Attorney fee for opinion letter	2,500
Independent auditors	2,475
Offering expenses incurred to date		$ 5,075

Management expects to incur the following
additional expenses in connection with
with this offering:

Consulting - preparation of SB-2	5,000
Internal accountant (i)	3,500
Independent auditors (i)	2,500
Printing, photocopy and delivery	300
Offering expenses to be incurred		11,300

Total offering costs		$ 16,375

(i)
Estimate of the year end financial statements as at June 30, 2006 which may be required to be filed with this registration statement. The fees of $3,500 due to the internal accountant also include $2,500 for the preparation of working papers for the periods ended January 31 and March 31, 2006 included in this registration statement.

                DETERMINATION OF OFFERING PRICE

There is no established public market for our common equity being registered. The offering price of the shares offered by selling security holders should not be considered as an indicator of the future market price of the securities.

The facts considered in determining the offering price were Grosvenor’s financial condition and prospects, its lack of operating history and general conditions of the securities market. The offering price should not be construed as an indication of, and was not based upon, the actual value of Grosvenor. The offering price bears no relationship to Grosvenor’s book value, assets or earnings or any other recognized criteria of value and could be considered to be arbitrary.

The selling shareholders are free to offer and sell their common shares at such times and in such manner as they may determine. The types of transactions in which the common shares are sold may include negotiated transactions. Such transactions may or may not involve brokers or dealers. The selling security holders are expected to sell their shares at the offering price of $0.05 per share unless and until our shares are quoted on the OTCBB or the “Pink Sheets” following which selling security holders may sell their shares at the market price. The selling security holders have advised us that none have entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. The selling security holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares. We will pay all of the expenses of the selling security holders, except for any broker dealer or underwriter commissions, which will be paid by the security holder.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus, all of whom are residents of British Columbia, Canada, are offering for sale 1,449,000 shares of common stock of the Company. Grosvenor will not receive any proceeds from the sale of shares by selling security holders. 1,049,000 of the shares being offered by the selling security holders were acquired from Grosvenor for the price of $0.05 per share in an offering, exempt from registration pursuant to Regulation S of the Securities Act of 1933, completed January 31, 2006. The remaining 400,000 shares being offered represent 10% of the shares of the Company owned by each of our President and CEO and our Secretary Treasurer and CFO Their shares were acquired on January 25, 2006 at the price of $0.001 per share . None of our directors or officers will be engaged in any selling efforts on behalf of the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a broker-dealer.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by Grosvenor as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering; and
●	The percentage owned by each upon completion of the offering.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 5,049,000 shares of common stock outstanding as of the date of this prospectus. Of the 1,449,000 shares offered for sale (28.7% of our issued shares), 400,000 (7.9% of our issued shares) are offered by the Company’s two officers and directors and a further 30,000 (0.6 % of our issued shares) by members of the immediate family of our two officers and directors:
                           Number of
                                Common Stock      Common stock          Common Stock
                Beneficially Owned         Offered          Beneficially Owned
     Name of Shareholder             Prior to Offering          Hereby              Following the Offering (1)

                                No. of Shares     %               No. of Shares     %

Courtney Kelln	10,000	0.2%	10,000	Nil	Nil
Dayne Michaud	5,000	0.1%	5,000	Nil	Nil
Deneen Cleveland	10,000	0.2%	10,000	Nil	Nil
Valdene R. Michaud	6,500	0.13%	6,500	Nil	Nil
L. B. Stoughton	25,000	0.5%	25,000	Nil	Nil
Stephen P. Nightingale	50,000	1.0%	50,000	Nil	Nil
Kori Nightingale	50,000	1.0%	50,000	Nil	Nil
Beth Salchenberger	25,000	0.5%	25,000	Nil	Nil
Terry Salchenberger	25,000	0.5%	25,000	Nil	Nil
Jennifer Cleveland	25,000	0.5%	25,000	Nil	Nil
Nancy S. Foxcroft	7,500	0.15%	7,500	Nil	Nil
Donald C. Michaud	7,5,00	0.15%	7,500	Nil	Nil
Mathew Cleveland	10,000	0.2%	10,000	Nil	Nil
Tanya Stoughton	25,000	0.5%	25,000	Nil	Nil
Keith Salchenberger	25,000	0.5%	25,000	Nil	Nil
M. Salchenberger	25,000	0.5%	25,000	Nil	Nil
Eugene Kuzek	5,000	0.2%	5,000	Nil	Nil
J.Woolridge	50,000	1.0%	50,000	Nil	Nil
Lloyd Brow	50,000	1.0%	50,000	Nil	Nil
Darell Burton	75,000	1.5%	75,000	Nil	Nil
Rod Brennan	75,000	1.5%	75,000	Nil	Nil
Jim C. Prasad	75,000	1.5%	75,000	Nil	Nil
Murray Smith	25,000	0.5%	25,000	Nil	Nil
Phil Savard	50,000	1.0%	50,000	Nil	Nil

Les Schmidt	7,500	0.15%	7,500	Nil	Nil
David Bell	15,000	0.3%	15,000	Nil	Nil
Sandra Schmidt	7,500	0.15%	7,500	Nil	Nil
Rod Bell	7,500	0.15%	7,500	Nil	Nil
James Barr	15,000	0.3%	15,000	Nil	Nil
Cheryl Ibsen (2)	10,000	0.2%	10,000	Nil	Nil
Karin Cirez	10,000	0.2%	10,000	Nil	Nil
Carol Barr	15,000	0.3%	15,000	Nil	Nil
Craig Michaud	10,000	0.2%	10,000	Nil	Nil
Lee Michaud	10,000	0.2%	10,000	Nil	Nil
Laura Menzies	5,000	0.2%	5,000	Nil	Nil
Steve Menzies	5,000	0.2%	5,000	Nil	Nil
Don J. Blythe	50,000	1.0%	50,000	Nil	Nil
Laura Blythe	50,000	1.0%	50,000	Nil	Nil
Gordon Grant (3)	10,000	0.2%	10,000	Nil	Nil
Kieren Grant (4)	10,000	0.2%	10,000	Nil	Nil
Alexander Ibsen (5)	2,500,000	49.5%	250,000	2,250,000	44.6%
Patrick Grant (6)	1,500,000	29.7%	150,000	1,350,000	26.7%

Total	5,049,000		1,449,00	3,600,000

(1)	These figures assume all shares offered by selling security holders are in fact sold.
(2)	Cherly Ibsen is the daughter of our President and Chief Executive Officer, Alexander Ibsen.
(3)	Kieren Grant is the daughter of our Secretary Treasurer, Patrick Grant
(4)	Gordon Grant is the brother of our Secretary Treasurer, Patrick Grant
(5)	Alexander Ibsen is our President, Chief Executive Officer and a director.
(6)	Patrick Grant is our Secretary Treasurer, Chief Financial Officer and a director.

 Excepting Alexander Ibsen and Patrick Grant whose relationship with Grosvenor is disclosed in the footnotes immediately above, to our knowledge, none of the selling shareholders has:

●	had a material relationship with Grosvenor other than as a shareholder, as noted above, within the last three years; or
●	Even been an officer or director of Grosvenor.

PLAN OF DISTRIBUTION: TERMS OF THE OFFERING

We are registering on behalf of the selling security holders 1,449,000 shares of our common stock which they own. The selling security holders may, from time to time, sell all or a portion of the shares of common stock in private negotiated transactions or otherwise. Such sales will be offered at $0.05 per share unless and until the offering price is changed by subsequent amendment to this prospectus or our shares are quoted on the OTCBB. If our shares become quoted on the OTCBB selling security holders may then sell their shares at prevailing market prices or privately negotiated prices.

The common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

●	on the over-the-counter market;
●	on purchasers directly
●	in ordinary brokerage transactions in which the broker solicits purchasers; or commissions from a seller/or the purchaser of the shares for whom they may act as agent;
●
through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions and commissions from a seller/or the purchaser of the shares for whom they may act as agent;

●
through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distribution of the shares or other interest in the shares;

●	through purchases by a broker or dealer as principal and resale by other brokers or dealers for its own account pursuant to this prospectus;
●
through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent or as riskless principal but may position and resell a portion of the block as principal to facilitate the transaction;

●	in any combination of one or more of these methods; or
●	in any other lawful manner.

Brokers or dealers may receive commissions or discounts from the selling security holders, if any of the broker-dealer acts as an agent for the purchaser of said shares, from the purchaser in the amount to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above. Any broker or dealer participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any individual who purchases any shares from or through such broker-dealer.

The selling security holders may also elect to sell their common shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus. After the sale of the shares offered by this prospectus, our two senior officer and directors Alexander Ibsen and Patrick Grant will hold directly an aggregate of 3,600,000 shares. The sale of these shares could have an adverse impact on the price of our shares or on any trading market that may develop.

The shares sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

• 1% of the total number of the securities outstanding; or

• the average weekly reported trading volume of the shares for the four calendar weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his shares for are least two years, would be entitled to sell units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

We have advised the selling security holders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We have not registered or qualified offers and sales of shares of common stock under the laws of any country, other than the United States. To comply with certain states’ securities laws, if applicable, the selling security holders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling security holders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

All expenses of this registration statement, estimated to be $15,400 (see “Use of Proceeds” page 13), including but not limited to, legal, accounting, printing and mailing fees are and will be paid by Grosvenor. However, any selling costs or brokerage commissions incurred by each selling security holder relating to the sale of his/her shares will be paid by them.

BUSINESS

General - The Company

The Company was incorporated under the laws of the State of Nevada on May 25, 2005 under the name of Grosvenor Explorations Ltd. On June 3, 2005, a Certificate of Correction was filed the Secretary of State for Nevada and the name was changed to Grosvenor Explorations Inc.  Other than our wholly owned subsidiary Grosvenor Canada, the Company does not have any subsidiaries, affiliated companies or joint venture partners. Grosvenor Canada was incorporated under the laws of British Columbia Canada on October 19, 2005 for the purpose of holding registered and beneficial title to the Grosvenor mineral claims situated in British Columbia, Canada.

We have not been involved in any bankruptcy, receivership or similar proceedings since inception nor have we been party to a reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business. We have no intention of entering into a merger or acquisition and we have a specific business plan to complete Phase I of our exploration program, described below, during the summer of 2006. We do not foresee any circumstances that would cause us to alter our current business plan within the next twelve months.

Business Development of Issuer Since Inception

We raised $4,000 in initial seed capital on January 25, 2006 in order to acquire a mineral property that we consider holds the potential to contain chromite, the chief ore of chromium. Chromium’s principal use is to be alloyed (i.e., mixed) with steel to make it corrosion resistant or harder. Stainless steel production consumes most of the chromium produced annually. Chromium is also used to make heat-resisting steel and in the manufacture of certain industrial chemicals such as those used in leather tanning and in the textile industry to produce a yellow color.

On January 7, 2006 we acquired by staking the Crome Vanadium 1, Crome Vanadium 2, and Crome Vanadium 3 mineral claims (collectively referred to as the “Grosvenor Claims”), situated in British Columbia, Canada. We acquired the Grosvenor Claims through our wholly owned British Columbia incorporated subsidiary, Grosvenor Canada. “Staking” is the term employed to describe the means by which mineral claims are acquired from the Province of British Columbia, Canada. The Province of Britsh Columbia established Mineral Titles Online (“MTO”) an internet-based mineral titles administration system that allows the mineral exploration industry to ‘stake’ (i.e. acquire and maintain title to mineral claims) by selecting the area on a seamless digital GIS map of British Columbia and pay the associated fees electronically. Employing MTO’s web site the Company staked the Grosvenor Claims. British Columbia requires that every person who acquires mineral claims in the Province obtain a “Free Miner’s Certificate’. Our initial seed capital was expended acquiring a Free Miner’s Certificate and paying for the staking of the Grosvenor Claims, which cost, in the aggregate, $4,018.

In January 2006 we prepared an Offering Memorandum and on January 31, 2006 Grosvenor completed a private placement pursuant to Regulation S of the Securities Act of 1933, whereby 1,049,000 common shares were sold at the price of $0.05 per share to raise $52,450.

In February 2006 we engaged Laurence Stephenson, P. Eng to conduct a review and analysis of the Grosvenor Claims and the previous exploration work undertaken on the property and to recommend a mineral exploration program for the Grosvenor Claims. Mr. Stephenson report, summarized below, recommends a three-phase exploration program for the Grosvenor Claims.

In March 2006, we prepared this prospectus for filing with the SEC.

Our Business

We intend to undertake exploration work on the Grosvenor Claims, located in British Columbia, Canada.

We are presently in the pre-exploration stage and there is no assurance that mineralized material with any commercial value exits on our property.

We do not have any ore body and have not generated any revenues from our operations. Our planned Phase I work is exploratory in nature. There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on the Grosvenor Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise. To date, we have not conducted any exploration work on the Grosvenor Claims. We have funds sufficient to complete only Phase 1 of a three-phase exploration program recommended for the Grosvenor Claims.

Our sole mineral property is:

Grosvenor Claims

Grosvenor Canada is the registered and beneficial owner of a 100% interest in the Grosvenor Claims, located in British Columbia, Canada.

Beneficial ownership of the Grosvenor Claims confers the rights to the minerals on the Grosvenor Claims except for ‘placer minerals’ (being minerals found in loose gravel or sand and typically located in creeks, steams or rivers) or coal. We do not own the land itself since it is held in the name of the “Crown”, i.e. the Province of British Columbia. We do not have the right to harvest any timber on the Grosvenor Claims.

The claim name, tenure number, expiry date, map sheet reference number and recorded owner of the Grosvenor Claims is as follows:

Claim Name	Tenure Record Number	Expiry Date	Map Sheet	Owner
Crome-Vanadium 1	524746	Jan /05/2007	MO82L	Grosvenor ExplorationsLtd.
Crome-Vanadium 2	524748	Jan /05/2007	MO82L	Grosvenor ExplorationsLtd.
Crome-Vanadium 3	524753	Jan /05/2007	MO82E	Grosvenor ExplorationsLtd.

The Grosvenor Claims cover an area of approximately 1,411.54 hectares (approximately 3,488 acres).

To keep the claims in good standing, such that they do not expire on the date indicated in the preceding table, we must undertake exploration work on the Grosvenor Claims before the expiry date, or pay cash of approximately $5,041in lieu of doing exploration work, to the Province of British Columbia. This is an annual obligation. Failure to do either, each year, will result in the Grosvenor Claims reverting to the Province of British Columbia.

The Grosvenor Claims was selected for acquisition due to previously recorded exploration work and because the claims are not located in an environmentally sensitive region.

Additional information regarding the Grosvenor Claims can be found at the British Columbia government website located at http://www.mtonline.gov.bc.ca/.

Location and Access

The Grosvenor Claims are located approximately 27 kilometers (18 miles) west of Kelowna, British Columbia, a town of approximately 150,000. The area covered by the claims is an active logging region with plenty of heavy equipment and operators available for hire. Kelowna and, another nearby town, Vernon, provides all necessary amenities and supplies including, fuel, helicopter services, hardware, drilling companies and assay services. Access to our claims is via paved road northerly from Kelowna followed by good gravel logging road to the claims. There are numerous logging roads and trails throughout the area covered by the claims. No water is required for the purposes of our planned exploration work. Any water that might be required in the forseable future is available from steams and ponds on the on the Grosvenor claims. No electrical power is required at this stage of exploration. Any electrical power that might be required in the foreseeable future could be supplied by gas powered portable generators.

The topography and relief of the Grosvenor Claims is fairly rugged with elevations on the main area of interest range from 5,000 to 5,200 feet. While the relief of the surrounding country is not great, peaks and ridges rising 500 feet or more above creek beds give the terrain a rugged aspect. Flat elongate swamps border the small rounded lakes and interconnecting streams and the area is covered by moderate to heavy growth of small timber. Annual precipitation is moderate. The snow pack remains until late spring due to the altitude.

Property Geology

The region hosting the Grosvenor Claims is underlain by a northerly trending (2 to 4 miles wide) sliver of Chapperon Group metasediments overlain in part by Cache Creek group argillites and intruded by Jurassic grandorites to the west.

Along the northerly grain and trend of the Chapperon rocks are intrusions consisting of chromite-bearing serpentined dunite and other ultrabasic rocks. These intrusions, or belts, maintain a straight strike and apparently steep dip, on either side of the Nicola River. In shape, structure and contact relations this ‘intruded belt’ resembles a broad dyke with occurrences of segregated chromite in a belt of serpentinized peridotite which extends across the Nicola Valley in a general north 25 degrees west direction. The serpentine belt is at least 8 miles in length and has a remarkably uniform strike. A granitic intrusion is in contact with the westerly boundary of the serpentine except at the extreme south end of the belt. Two gabbroic dykes, related to the main granitic intrusion, cut the serpentine in the vicinity of the chromite occurrences suggesting a genetic relationship

This serpentined chrome bearing dyke, which dominates the Grosverner Claims geology, appears to lie parallel to the lithologic banding and foliation of the up ended, dipping near vertically, Chapperon metamorphics. The main chromite occurrences are a few small lenses, the largest several feet in length, and some sparse and erratic disseminations of chromite. Elsewhere, small nodules of chromite were discovered in several widely scattered localities but disseminated mineralization was not observed.

A small segregation of high-grade chromite ore was discovered and apparently mostly dug out. It occurred in part as closely spaced kidneys of chromite ½ inch to 1 inch in diameter, and in part as a heavy dissemination of small, granular aggregates occupying up to 75% or more of the rock volume. The enclosing rock is a dull green, massive, partly serpentinized dunite in which further alteration to talc and chromoferous chlorite has occurred. Little or no magnetite appeared to be present.

Several small lenses of chromite, ranging from dimensions of 9 feet by 13 inches to 6 inches by 2 inches, occur in serpentinized dunite that strikes north 25degrees west.

Chromite also occurs in smaller lenses as fairly massive with gangue not abundant. However, in the larger lenses the gangue increases and the chromite consists usually of scattered grains. In the largest lens (9 feet by 13 inches) the chromite ranged form 25 to 75% of the lens matter. In another lens, that strikes north 12 degrees west and measures 5 feet long by 18 inches in width at the widest part, the proportion of chromite to gangue varies considerably.

Deposits of massive chromite occur as pods or layers within ophiolitic ultramaphic rock.deposits. On the Grosvenor Claims a chromite ridge of serpentined peridotite pyroxenite, called Old Dave ultrabasic, has intruded Chapperon metamorphic rocks between banding and foliation. Younger granitic intrusives cut the Chapperon - Old Dave assemblage. The main serpentine belt is approximately 3 miles in length and has an average width of about 1,000 feet.

On the Grosvenor Claims chromite , in forms varying from dissemination of individual grains to “blobs” and lenticles to massive high grade lenses containing bean or “leopard” chrome, have been identified. Certain thicker sections of the dykes could have denser and more voluminous segregations of chromite.

Previous Exploration

Chromite discovery in the area now covered by the Grosvenor Claims was first described in 1932, in detail in 1941 and by documenting the presence of sub-parallel ultramafic dykes in 1959. The first recorded exploration work on the area covered by the Chromite Claims occurred in 1932. Records show that, at some point between 1932 and 1941, hand trenches and test pits were dug and blasted in a small area around the main pit. As noted above, a small amount of high- grade chromite ore was dug out in this period.

In 1978 a large portion of the main dyke extension was surveyed, using magnetometer, geochemical and geological means, and a local contractor was employed to drill and blast oversize trenches across the main chromite showing. Thereafter the claim area was covered by an aeromagnetic survey which outlined anomalies coinciding with rock exposures. There is no record of work undertaken on the claim area since that time.

We have not yet undertaken any work on the Grosvenor Claims.

Proposed Exploration Work - Plan of Operation

Mr. Laurence Stephenson, P. Eng., authored the "Geology Report on Chrome Claim” dated February, 2006 (the “Stephenson Report”), in which he recommended a phased exploration program to properly evaluate the potential of the claims. We must conduct exploration to determine what minerals exist on our property and whether they can be economically extracted and profitably processed. We plan to proceed with exploration of the Grosvenor Claims, in the manner recommended in the Stephenson Report, to determine the potential for discovering commercially exploitable deposits of chromite.

We do not have any ores or reserves whatsoever at this time on the Grosvenor Claims. Our planned Phase I work is exploratory in nature.

Mr. Stephenson is a registered Professional Engineer in good standing in the Association of Professional Engineers and Geoscientists of British Columbia and the Association of Professional Engineers of Ontario. He is a graduate of the Carleton University, Ottawa Ontario, Bachelor of Science (1975), and of York University, Toronto, with a Masters of Business Administration (1985). Mr. Stephenson has practiced his profession for over 33 years. He visited the Grosvenor Claims in June 2005.

The Stephenson Report concludes that a chromite ridge, some 3 miles in length and with an average width of approximately 1,000 feet, runs through the Grosvenor Claims. Past geochemical sampling (conducted by a prior owner of the claim area in the 1970’s) has proven successful in delineating known mineralized areas. Stephenson concludes that prospecting of the northern half of the main belt and other serpentine intrusions should be carried out.

The Stephenson Report recommends a three-phase exploration program to properly evaluate the potential of the claims. We anticipate, based on the budgets set forth in the Stephenson Report, that Phase I work will cost $8,929 and Phase II work a further $13,923 for a total cost of $22,322. Assuming the results of the Phase I & II work indicate further exploration of the Grosvenor Claims is warranted we would undertake a Phase III drilling program at a cost of a further $22,322. The cost estimates for the work programs, detailed below, are based on Mr. Stephenson recommendations and reflect local costs for this type of work:

Phase I -  detailed geological mapping; silt (soil if necessary) geochemical sampling of defined drainages; and prospecting. The cost estimate of $8,929 consists of:

Senior Geologist	10 days @ $402/ day	$ 4,020
Geological Technician	10 days @ $223/day	2,230
Equipment rental	10 days, 1-4 wheel drive vehicle @ $76/day	760
	Fuel, food and field supplies	1,029
	Assays: 20 @ $22 each	440
	Report	450
	Subtotal	$ 8,929
Estimated duration of Phase I work: 15-20 days plus, analysis of samples, a further 7-14 days.

Phase II -

Follow-up geochem and detailed geological sampling	$ 4,463
Geophysical surveying	6,250
Assay: 100 @ $22 each	2,200
Contingency	480
Subtotal	$ 13,393
Estimated duration of Phase II work: 15-20 days, plus analysis of samples, a further 7-14 days.

Phase III -

Follow-up trenching and geological mapping, sampling	$ 13,396
Assays: 200 @ $22 each	4,400
Report and supervision	3,125
Contingency	1,400
Subtotal	$ 22,321

Estimated duration of Phase III work: 3-5 weeks plus, analysis/reporting , a further 4-6 weeks.

We intend to complete Phase I work at some point during the summer of 2006 with funds we have on hand. Precise timing of the Phase I work will depend upon weather conditions and the melt of the snow pack on the claims. Phase II and III work can not be undertaken unless and until Grosvenor is able to raise additional capital as our existing working capital is fully committed to other expenses of the Company. Consequently, even if the results of Phase I exploration work prove encouraging, there is no assurance we will be able to raise the capital necessary to conduct the further exploration work contemplated by Phases II and III. The earliest we expect to carry out Phase II work, should we be able to raise the capital to finance Phase II, is the summer of 2007 . Furthermore, even if funding is available, Phase III work will only be undertaken if the results of Phase I and II are successful in identifying target zones of chromite mineralization deemed worthy, by our geologist, of drilling to determine if a chromite deposit may exist. Should the Phase I and II work prove unsuccessful in identifying such drill targets, the Company will likely abandon the Grosvenor Claims and we may have to go out of business.

Phase I work will include establishing a grid and the creation of maps showing the location of all roads in and near the perimeter of the Grosvenor Claims. The laying out of a grid and line cutting involves the physical cutting of the underbrush and overlay to establish an actual grid on the ground whereby items can be related one to another more easily and with greater accuracy. When we map, we essentially generate a drawing of the physical features of the land we are interested in as well as a depiction of what may have been found in relation to the boundaries of the property. So we will actually draw a scale map of the area and make notes on it as to the location where anything was found that was of interest or not. In the process we will also identify any showings which appear to warrant sampling, i.e. any rock formations that appear to warrant our taking soil and rock samples from the claims to a laboratory where a determination of the elemental make up of the sample and the exact concentrations of chromite and other indicator minerals can be made. Based on the Stephenson Report we expect the costs of Phase I work to total approximately $8,929.

Should Phase I results warrant further work, in Phase II (at an estimated cost of a further $13,923 we expect to do rock and geochemical sampling as mentioned above. This work would be designed to compare the relative concentrations of chromite and other indicator minerals in samples so the results from different samples can be compared in a more precise manner and plotted on a map to evaluate their significance If an apparent mineralized zone(s) is identified and narrowed down to a specific area by the Phase I & II work, we expect to diamond drill selected targets to test the apparent mineralized zones at an estimated cost of a further $22,322, Diamond drilled samples would be tested, by assay for chromite and other minerals; however, our primary focus is the search for chromite.

The work is phased in such a manner as to allow decision points to ensure that future work has a value and will provide better or additional information as to the viability of the claim. By utilizing a multi-phase work program, at the end of each phase a decision can be made as to whether the phase has provided the necessary information to increase the viability of the project. If the information obtained as a result of any phase indicates that there is no increased probability of finding an economically viable deposit at the end of the project, a determination would be made that the work should cease at that point. This is a Grosvenor procedure in the industry prior to the commitment of additional funding to move a project forward to the next phase of exploration and/or development.

We intend to complete Phase I exploration work on the Grosvenor Claims, our sole property. Since the Grosvenor Claims are located at an elevation of over 5,000 feet and are subject to cold winters with snowfall accumulations, Phase I work can not be undertaken until summer 2006.

Particularly since we have a limited operating history, no reserves and no revenue, our ability to raise additional funds might be limited. If we are unable to raise the necessary funds, we would be required to suspend Grosvenor's operations and liquidate our company. See, particularly, ‘Risk Factors’ 1, 3, and 7 on pages 6, 6 and 8, respectively.

There are no permanent facilities, plants, buildings or equipment on the Grosvenor Claims.

Competitive Factors

The mining industry is highly fragmented. We are competing with many other exploration companies looking for chromite and other minerals. We are among the smallest exploration companies in existence and are an infinitely small participant in the mining business which is the cornerstone of the founding and early stage development of the mining industry. While we generally compete with other exploration companies, there is no competition for the exploration or removal of minerals from our claims. Chromite ore and other chromium materials are not traded on commodity or futures exchanges, and thus the market for chromium ore is not publicly negotiated or available. However markets exist for the sale of chromite. Therefore, we will likely be able to sell any chromite that we are able to economically recover, in the event commercial quantities are discovered on the Grosvenor Claims. There is no ore body on the Grosvenor Claims.

Regulations

Our proposed mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for locating claims, posting claims, working claims and reporting work performed. We are also subject to the British Columbia Mineral Exploration Code which indicates to a company where it can explore for minerals. We must comply with these government laws in order to operate our business. Complying with these rules will not adversely affect our operations. These Acts will not have any material impact on our business or operations. We will comply with these Acts as noted below.

●
Establishing a grid to take soil and rock samples does not require approval from the
Provincial government. When the work is completed, we will be required to complete a
“Statement of Work, Cash Payment and Rental” form and submit it to the Ministry along with a filing fee of $150. The work recorded on this form will maintain the Grosvenor
Claims in good standing for a further twelve months.

●
When undertaking either a trenching or drilling program, we will be required to complete a “Notice of Work” form indicating the work to be undertaken by us on the Grosvenor
Claims. At the same time, we will have to complete and file with the Ministry a
“Reclamation Permit” and a “Safekeeping Agreement” to ensure that subsequent to the completion of our program that we leave the area in roughly the same state it was previously.

●	If we wish to cut any trees on the Grosvenor Claims we will have to apply for a “License to Cut” under the Forestry Ministry. The cost of applying for this license is approximately $150.

●	Our exploration work will have to done in accordance with the “Mineral Exploration Code - Part II - Health, Safety and Reclamation Code of Mines”.

●
While exploring the Grosvenor Claims, we will have to adhere to the requirements of the
“Fire Protection and Suppression Regulations of Forest Practice Codes” of British
Columbia which relates to open fires, use of stoves, use of explosives and what to do during forest closures.

We are continually subject to environmental regulations by the federal and provincial governments of Canada. The environment is a “shared” power between the Federal and Provincial governments of Canada. In regard to provincial laws, we must provide prior notice and a description of the planned exploration work before commencement of the work. Work that involves mechanized activities, such as airborne geological surveys, off road vehicles and drilling, cannot commence until the plan has been received by the Department of Natural Resources and Exploration for approval. Compliance with provincial laws should not have a material adverse effect on us. However, without provincial approval, we may be unable to undertake our exploration activities on the Grosvenor Claims.

The Federal Government does not take an active part in environmental issues in the mining industry unless a salmon spawning river is in danger. This is not the case with the Grosvenor Claims. Local governmental agencies do not become involved with environmental issues since they rely upon the Provincial Government to ensure regulations are adhered to.

It is reasonable to expect that compliance with environmental regulations will increase our costs. Such compliance may include feasibility studies on the surface impact of our future exploration operations; costs associated with minimizing surface impact; water treatment and protection; reclamation activities, including rehabilitation of various sites; on-going efforts at alleviating the mining impact of wildlife; and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that these costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration on the Grosvenor Claims.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our claims and an engineer or geologist to manage the exploration program. At present, we have no employees as such although each of our officers and directors works for the Company on a part time basis. None of our officers and directors has an employment agreement with us. We presently do not have pension, health, annuity, insurance, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to any employee.

We intend to hire geologists, engineers and other subcontractors on an as needed basis. We have not entered into negotiations or contracts with any of them although it is our intention to retain Mr. Stephenson as senior geological consultant. We do not intend to initiate negotiations or hire anyone unless and until we have the funds necessary to commence exploration activities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

We are a start-up, pre-exploration stage company, have a limited operating history and have not yet undertaken any exploration activity or generated or realized any revenues from our sole property, the Grosvenor Claims. As our property is in the early stage of exploration and there is no reasonable likelihood that revenue can be derived from the property in the foreseeable future. There can be no assurance that a commercially viable mineral deposit, an ore reserve, exists on the Grosvenor Claims or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise.  We have funds sufficient to complete only Phase 1 of a three-phase exploration program recommended for the Grosvenor Claims.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. Accordingly, we must raise cash from sources other than the sale of minerals found on the Grosvenor Claims. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in the Company. We must raise cash to implement our planned exploration program and stay in business.

To meet our need for cash we must raise additional capital. We will attempt to raise additional money through a private placement, public offering or through loans. We have discussed this matter with our officers and directors. However, our officers and directors are unwilling to make any commitments to loan us any money at this time. At the present time, we have not made any arrangements to raise additional cash. We require additional cash to continue operations. Such operations could take many years of exploration and would require expenditure of very substantial amounts of money, money we do not presently have and may never be able to raise. If we cannot raise it we will have to abandon our planned exploration activities and go out of business.

We estimate we will require $25,804 in cash over the next twelve months, including the cost of planned Phase I exploration work for the Grosvenor Claims during that period. We estimate our cash on hand will enable us to continue in business for approximately 12 months. For a detailed breakdown see in “Liquidity and Capital Reserves”, page 29.

Our exploration program is explained in as much detail as possible in the “Business- Proposed Exploration Work - Plan of Operations” sub-section of this prospectus. See page 22. We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Grosvenor Claims through joint venture arrangement or even the sale of part of the Grosvenor Claims. Neither of these avenues has been pursued as of the date of this prospectus.

Since we do not presently have the requisite funds, we are unable to complete anything beyond Phase I of the recommended exploration program until we raise more money or find a joint venture partner to complete the exploration work. If we cannot find a joint venture partner and do not raise more money, we will be unable to complete any work beyond Phase I of the exploration program recommended by our independent professional engineer. If we are unable to finance additional exploration activities, we do not know what we will do and we do not have any plans to do anything else. We may have no alternative but to go out of business.

We do not intend to hire any employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on May 25, 2005. We cannot guarantee we will be successful in our exploration activities. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must invest into the exploration of our property before we start production of any minerals we may find. We must obtain equity or debt financing to provide the capital required to fully implement our phased exploration program. We have no assurance that financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we will be unable to commence, continue, develop or expand our exploration activities. Even if available, equity financing could result in additional dilution to existing shareholders.

Trends

We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future. We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in this section or in ‘Risk Factors’, page 6.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. Certain conditions, discussed below, currently exist which raise substantial doubt upon the validity of this assumption. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Our intended exploration activities are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable exploration activity or income from its investments. As of March 15, 2006, we have not generated revenues, and have experienced negative cash flow from minimal exploration activities. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Overview

Our financial statements contained herein have been prepared on a going concern basis, which assumes that we will be able to realize our assets and discharge our obligations in the normal course of business. We incurred net losses from operations for the period ended June 30, 2005, the period ended January 31, 2006, the period ended March 31, 2006 and for the period from the inception of our business on May 25, 2005 to March 31, 2006 of $500, $12,795, $15,807 and $29,102 respectively. We did not earn any revenues during any of the aforementioned periods.

Our financial statements included in this prospectus have been prepared without any adjustments that would be necessary if we become unable to continue as a going concern and are therefore required to realize upon our assets and discharge our liabilities in other than the normal course of operations.

We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit, a reserve, exits in the Grosvenor Claims until further exploration work is done and a comprehensive evaluation concludes economic and legal feasibility. Such work could take many years of exploration and would require expenditure of very substantial amounts of capital, capital we do not presently have and may never be able to raise. To date, we have not conducted any exploration work on the Grosvenor Claims. We have funds sufficient to complete only Phase 1 of a three-phase exploration program recommended for the Grosvenor Claims. We anticipate completing Phase I by no later than August 30, 2006.

Our Planned Exploration Program

We must conduct exploration to determine what amounts of minerals exist on the Grosvenor Claims and if such minerals can be economically extracted and profitably processed.

Our planned exploration program is designed to efficiently explore and evaluate our property.

Our anticipated exploration costs over the next twelve months on the Grosvenor Claims are approximately $8,929. This figure represents the anticipated cost to us of completing the Phase I of the Stephenson Report. Should the results of the Phase I work be sufficiently encouraging to justify our undertaking the Phase II program we anticipate that, in order to undertake Phase II (at an estimated cost of $13,393), we will have to raise additional investment capital as our cash on hand is fully committed to other ongoing administrative expenses of the Company.

Liquidity and Capital Resources

Since inception we have raised the capital through private placements of common stock as follows:

As of March 31, 2006 our total assets were $38,143 and our total liabilities were $10,7951 including $7,325 to related parties.

As of April 15, 2006 we had cash reserves of $34,118 and unpaid accounts payable of $9,825 including $7,325 to related parties leaving a net amount owing to non-related party creditors of $2,500. Including the cost of completing the Phase I exploration program on the Grosvenor Claims, our non-elective expenses over the next twelve months, are expected to be as follows:

Expense	Ref.	Estimated Amount

Accounting and audit	(i)	$ 7,700
Bank charges		100
Edgar filing fees	(ii)	1,750
Exploration costs	(iii)	8,929
Filing fees - Nevada; Sec of State	(iv)	225
Offering costs not paid to date	(v)	5,300
Office and general expenses	(vi)	1,000
Transfer agent fees	(vii)	500
Estimated expenses for the next twelve months		25,504
Account payable - unrelated parties only as at April 15, 2006		2,500
Cash remaining after expenses		6,114
Balance as at April 15, 2006		$ 34,118

(i) Accounting and audit

It is assumed we will have to continue to prepare consolidated financial statements for submission with this SB-2 and once the SB-2 becomes effective, it will have to prepare various 10K-SBs and 10Q-SBs as follows:

Period	Ref.	Accountant	Auditor	Amount

June 30, 2006	(a)	$ 1,000	$2,200	$3,200
September 30, 2006		750	750	1,500
December 31, 2006		750	750	1,500
March 31, 2007		750	750	1,500
Estimated total		$ 3,250	$ 4,450	$ 7,700

(a)	Fiscal year end will require an audit of the consolidated financial statements.

(ii) Edgar filing fees

We will be required to file amended Form SB-2 with the SEC on a continual basis. The estimated cost of filing is $1,750.

    (iii) Exploration costs

The projection of cash required over the next twelve months has assumed that Phase I of the recommended work program, set out in the Stephenson Report, will be completed at an estimated cost of $8,929.

(iv) Filing fees in Nevada

To maintain the Company in good standing in the State of Nevada an annual fee of approximately $225 has been paid to the Secretary of State.

(v) Offering costs not paid to date

Refer to page 13 for breakdown of this amount. Note that $6,000 in fees to be paid to the internal accountant and independent auditors have been accounted for under (i) above and therefore, to avoid double counting, the amount of $11,300 has been reduced by $6,000 to $5,300.

(vi) Office and general

We have estimated a cost of approximately $1,000 for photocopying, printing, fax and delivery.

(vii) Transfer agent

The annual fee from Empire Stock Transfer to act as transfer agent for us is $500.

Should our cash reserves become depleted such that there will be insufficient cash to meet the Company’s budgeted expenses for the forthcoming year, management has agreed to forgo receipt of management fees and expense reimbursement for rent and telephone aggregating $3,300 per month. As well, management has agreed neither to charge interest on nor to demand repayment of, during at least the next 12 months, the $7,325 advanced on behalf of the Company up to March 31, 2006.

Accordingly, the “non-elective” budgeted expenditures detailed above exclude:

(i)	management fees, rent and telephone expense otherwise payable monthly to our two officers and directors; and

(ii)	the ‘related party accounts payable’ of $7, 325 due to them.

Nevertheless, our future operations are dependent upon our ability to obtain third party financing in the form of debt and equity and ultimately to generate future profitable operations or income from investments. As of April 15, 2006, we have not generated revenues, and have experienced negative cash flow from operations. We may look to secure additional funds through future debt or equity financings. Such financings may not be available or may not be available on reasonable terms.

Nine months ended March 31, 2006, and the one month ended June 30, 2005.

We incurred accumulated net losses since inception of $29,102 as detailed in the following table:

Expenses	Ref.	Nine months ended March 31, 2006	One month ended June 30, 2005	From inception May 25, 2005 to March 31, 2006

Accounting and audit	(i)	$ 5,470	$ -	$ 5,470
Bank charges		168	-	168
Consulting		300	-	300
Exploration costs	(ii)	7,518	-	7,518
Filing fees		200	-	200
Incorporation costs	(iii)	341	500	841
Legal	(iv)	2,500		2,500
Management fees	(v)	9,000	-	9,000
Office		906	-	906
Rent	(vi)	600	-	600
Telephone	(vii)	300	-	300
Travel and entertainment	(viii)	1,299	-	1,299

Total		$ 28,602	$ 500	$29,102

(i) Audit and Accounting

Represents the cost of the preparation of the consolidated financial statements for the seven months ended January 31, 2006 and the nine months ended March 31, 2006.

(ii)	Represent to cost of the purchase of the Grosvenor Claims for the sum of $3,572, the purchase of a Free Miners License at a price of $446 and payment for the Stephenson Report in the amount of $3,500

(iii) Incorporation costs

We treat incorporation costs both for the parent and the subsidiary as a period cost and therefore it has been written off in the period incurred.

(iv)	Legal Fees

Reprsents the fee paid to Conrad C. Lysiak, Attorney At Law, in conection with thelegal opinion furnished to us in connection with this prospectus.

(v) Management fees
Management fees are paid monthly starting January 1, 2006 for their services as follows:

Alexander Ibsen	$ 3,000
Patrick Grant	6,000
$ 9,000

(vi) Rent

We do not have an office but have arranged to use Alexander Ibsen’s office in his personal residence until such time as it become advantageous to rent our own office space. In consideration for the use of his office, we have agreed to pay him $200 per month.

(vii) Telephone

Similar to rent noted above, we have agreed to pay Alexander Ibsen $100 per month for the use of his office telephone number in his house.

(viii) Travel and entertainment

Travel and entertainment includes ferry costs for Patrick Grant to meet with Alexander Ibsen in Vancouver on a monthly basis. Certain gasoline charges by Alexander Ibsen for communicating with future investors and in obtaining signed subscription agreements have been included herein. The balance of the expense relates to restaurant and other charges incurred in meeting with shareholders.

Balance Sheets

Total cash and cash equivalents, as at March 31, 2006 and June 30, 2005 were respectively, $38,143 and $Nil. Our working capital as at March 31, 2006 and June 30, 2005 were, respectively,$27,348 and $(500).

The increase in our working capital between June 30,, 2005 and March 31, 2006 was attributable to the completion of an initial seed capital offering on January 25, 2006 which raised $4,000 and a private placement on January 31, 2006 which raised a further $52,450. No revenue was generated during these periods.

Total shareholders’ equity as at March 31, 2006 was $27,348 versus a shareholders deficiency of $500 as at June 30, 2005. Total shares outstanding as at March 31, 2006 was 5,049,000; and as at June 30, 2005 was nil

As of April 15, 2006 share capital outstanding was 5,049,000 common shares.

MANAGEMENT

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age
Alexander Ibsen Coquitlam, B.C., Canada,	Chief Executive Officer, President and Director (1)	64

Patrick Grant Nanaimo, B. C. Canada	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	56

(1)	Alexander Ibsen was appointed a director on June 3, 2005, President on January 10, 2006 and the Chief Executive Officer on January 12, 2006.

(2)	Patrick Grant became a director on January 5, 2006 and was appointed Secretary Treasurer on January 10, 2006 and Chief Financial Officer And Chief Accounting Officer on January 12, 2006.

The percentage of common shares beneficially owned, directly or indirectly, or over which control or direction are exercised by the directors and officers of our Company, collectively, is approximately 79% of the total issued and outstanding shares.

None of our directors or officers has professional or technical accreditation in the mining business.

 Background of officers and directors

ALEXANDER IBSEN has been the President and Director of the Company since January 2006. Following high school graduation in 1965, Mr. Ibsen spent his career in the food brokerage industry beginning in sales and rising to executive positions with a number of national food brokerage companies, the last being Sonoco Flexible Packaging Corp., who he joined in 1991. Since retiring from Sonoco 2001 Mr. Ibsen has worked as a self-employed contractor in the food industry

PATRICK GRANT has been Secretary Treasurer of our company since January 2006. Mr. Grant received a Bachelor of Commerce degree from the University of British Columbia in 1974 and a Bachelor of Laws from UBC in 1975. He was called to the bar in British Columbia in 1976. He spent his career with the firm of Clark, Wilson, Barristers and Solicitors, in Vancouver, B.C., as an associate lawyer from 1976 to 1980 and thereafter as a partner, until his retirement in 1993. Mr. Grant’s law practice was focused in the area of corporate and securities law. After leaving private practice he established a corporate finance consulting firm. In 1998 he and a partner took control of a long distance reseller eventually selling the assets to a large telecom company in 2000. In 2000 Mr. Grant resumed corporate finance consulting. Since January 2002 Mr. Grant has been a principal of Direct Investment Services, a firm offering funding and corporate finance services to select emerging growth companies. From January 2002 to April 2005 Mr. Grant was also an NASD ‘Registered Representative’.

None of our officers and directors work full time for our company. Alexander Ibsen spends approximately 15 hours a month on administrative and accounting matters. It is anticipated Al will spend more time on Grosvenor’s businesses, approximately 25 hours a month, during the next year as and when Grosvenor becomes more active in our exploration activities. As Secretary Treasurer, Patrick Grant spends approximately 40 hours per month on corporate matters. With recent preparation of an offering memorandum, this Registration Statement and because the Company intends to seek a quotation on the OTCBB in the near future Patrick’s time on Company affairs is expected to continue at this pace for the foreseeable future.

Our Directors and Officers are not directors of another company registered under the Securities and Exchange Act of 1934.

Board of Directors

There were no meetings of the Board of Directors from inception to January 31, 2006. Since January 31, 2006 our Board has held three meetings and our Audit Committee held two meetings.

Below is a description of the Audit Committee of the Board of Directors. The Board has determined that each member of the Audit Committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

Our audit committee is comprised of Alexander Ibsen, our President, and Patrick Grant our Secretary Treasurer. Neither Mr. Ibsen nor Mr. Grant can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B. The Company does not presently have, among its officers and directors, a person meeting these qualifications. However Mr. Ibsen, Chairman of the Audit Committee, has engaged the services of an independent Chartered Accountant, a person who meets the qualification of “audit committee financial expert”, to provide advice to the Audit Committee as and when the committee meets to review the Company’s financial statements

Apart from the Audit Committee, the Company has no other Board committees.

Conflicts of Interest

While none of our officers and directors is a director or officer of any other company involved in the mining industry there can be no assurance such involvement will not occur in the future. Such involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to Grosvenor and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on March 5, 2004, a Code of Business Conduct and Ethics. Grosvenor’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of Grosvenor and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

Significant Employees

We have no paid employees as such. Our Officers and Directors fulfill many of the functions that would otherwise require Grosvenor to hire employees or outside consultants. The Company pays its President Alexander Ibsen and its Secretary Treasurer, respectively, $1,000 and $2,000 per month in management fees for such advisory services including administrative/planning, financial, capital raising and other matters.

We will have to engage the services of certain consultants to assist in the exploration of the Grosvenor Claims. In particular we will engage a professional geologist on a consulting basis, together with an assistant(s) such geologist will responsible for hiring and supervising, to conduct the Phase I exploration work to undertaken on the Grosvenor Claims this summer. These individuals will be responsible for the completion of the geological work on our claim and, therefore, will be an integral part of our operations although they will not be considered employees either on a full time or part time basis. This is because our exploration programs will not last more than a few weeks and once completed these individuals will no longer be required. We have not identified any individual who would work as a consultant for us.

Family Relationships

Our President and CEO and our Secretary Treasurer and CFO are unrelated.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)
has filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;
(ii) engaging in any type of business practice; or
(iii) engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION

Compensation to our directors and officers was paid as follows:

Summary Compensation Table
            Long Term Compensation
    Annual Compensation           Awards           Payouts
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)
Name and Princi- pal position	Year	Salary	Other annual Comp. ($)	Restricted stock awards ($)	Options/ SAR (#)	LTIP payouts ($)	All other compen- sation ($)

Alexander Ibsen Chief Executive Officer, President and Director	2005 2006	-0- -0-	-0- 3,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Patrick Grant Chief Financial Officer, Chief Accounting Officer, Secretary Treasurer and Director	2005- 2006	-0- -0-	-0- 6,000	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Our President receives, monthly, the sum of $1,300 made up of management fees of $1,000, a rent allowance of $200 (for providing an office for the Company) and a further $100 for providing a telephone for the Company. Our Secretary Treasurer receives $2,000 per month in management fees.

Activities since Inception

Our President Alexander Ibsen incorporated our company, subscribed for shares to provide initial working capital, and identified the Grosvenor Claims, arranged for their staking, commissioned a geological report on the Grosvenor Claims obtaining the assistance of professionals as needed. He identified investors to participate in the private placement closed on January 31, 2006, assisted in the preparation of this registration statement and all other matters normally performed by an executive officer. Since January 2005, he has received from the Company a monthly fee of $1,000. In addition Mr. Ibsen receives $200 per month for providing an office for the company; and a further $100 per month for providing a telephone (also since January 2006).

Our Secretary Treasurer Patrick Grant has also assisted in identifying investors to participate in the private placement closed on January 31, 2006 and was instrumental in preparation of the Offering Memorandum used in connection with the private placement. Mr. Grant arranged for the incorporation of our subsidiary, Grosvenor Canada, and obtained a Free Miner’s Certificate (required by the Province of British Columbia as a prerequisite to taking title to mineral claims in the province) for Grosvenor Canada, Mr. Grant has coordinated preparation of this registration statement and has principal responsibility for preparation of our periodic reports. Starting in January 2006 Mr. Grant he has received from the Company a monthly fee of $2,000.

We refer readers to Note 4. of the financial statements accompanying this Registration Statement for details of payments to management.

Indemnification

Nevada Revised Statutes 78.037 provides that Articles of Incorporation can contain provisions which eliminate or limit the personal liability of our officers and directors and even stockholders for damages for breach of fiduciary duty, but a corporation cannot eliminate or limit a director’s or officer’s liability for acts or failure to act which are based on intentional misconduct, fraud, or a willful violation of law. Our Articles of Incorporation provides that a director or officer is not personally liable to us or our shareholders for damages for any breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of distribution in violation of Nevada Revised Statures, 78.300.

Additionally, our By-laws provide that we will indemnify our officers and directors to the fullest extent permitted by the Nevada Revised Statutes, provided the officer or director acts in good faith and in a manner which he or she reasonably believes to be in or not opposed to Grosvenor’s best interest, and with respect to any criminal matter, had no reasonable cause to believe that his or her conduct was unlawful. Our By-laws also provide that, to the fullest extent permitted by Section 78.751 of the Nevada Revised Statutes, we will pay the expenses of our officers and directors incurred in defending a civil or criminal action, suit or proceeding, as they are incurred and in advance of the final disposition of the matter, upon receipt of an undertaking acceptable to the Board of Directors for the repayment of such advances if it is ultimately determined by a court of competent jurisdiction that the officer or director is not entitled to be indemnified.

Subsection (1) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees), judgment, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to be the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (2) of Section 78.7502 of the Nevada Revised Statutes empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1) enumerated above, against expenses (including amounts paid in settlement and attorney’s fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper.

Subsection (3) of Section 78.7502 of the Nevada Revised Statutes provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsection (1) and (2) or in the defense of any claim, issue, or matter therein, that person shall be indemnified against expenses (including attorney’s fees) actually and reasonable incurred by him or her in connection therein.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 or the Rules and Regulations of the Securities and Exchange Commission thereunder may be permitted under said indemnification provisions of the law, or otherwise, Grosvenor has been advised that, in the opinion of the Securities and Exchange Commission, any such indemnification is against public policy and is, therefore, unenforceable.

ARTICLES AND BYLAWS. Grosvenor’s Articles of Incorporation (Article 12) and Grosvenor’s Bylaws (Article 11) provide that Grosvenor shall, to the fullest extent permitted by law, indemnify all directors of Grosvenor, as well as any officers or employees of Grosvenor to whom Grosvenor was agreed to grant indemnification.

The inclusion of these indemnification provisions in our company’s By-laws may have the effect of reducing the likelihood of derivation litigation against directors, and may discourage or deter shareholders or management from bringing lawsuit action, if successful, might otherwise benefit our company or our shareholders.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as at April 15, 2006, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his/her shares and possesses sole voting and dispositive power with respect to the shares.
Title or Class	Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Percent of Class

Common Stock	Alexander Ibsen 1533 Eagle Mountain Drive, Coquitlam, B. C., Canada, V3E 2Z3	2,500,000	49.51%
Common Stock	Patrick Grant 201 Stewart Avenue, Nanaimo, B.C. Canada, V9S 4C2	1,500,000	29.71%

Common Stock	Directors and Officers as a Group	4,000,000	79.22%

(1)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(2)
Under Rule 13-d of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons. None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of April 15, 2006 there are a total of 5,049,000 shares of our common stock are issued and outstanding. Of these all 5,049,000, being 100%, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are qualifying for trading 1,449,000 restricted shares, being 28.7% of our issued shares leaving 3,600,000 shares being 71.3% of our shares, as ‘restricted shares’ under Rule 144:

Alexander Ibsen	2,250,000 shares
Patrick Grant	1,350,000 shares

Total restricted shares	3,600,000 shares

Under Rule 144restricted shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Grosvenor does not have any securities that are convertible into common stock. We have not registered any shares for sale by security holders under the Securities Act other than as disclosed in this prospectus.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 75,000,000 shares of common stock, par value $0.001 per share, of which 5,049,000 shares are presently issued.

The holders of our common stock are entitled to receive dividends as may be declared by our Board of Directors; are entitled to share ratably in all of our assets available for distribution upon winding up of the affairs our Company; and are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all Meetings of the shareholders.

The shareholders are not entitled to preference as to dividends or interest; preemptive rights to purchase in new issues of shares; preference upon liquidation; or any other special rights or preferences.

In addition, the shares are not convertible into any other securities. There are no restrictions on dividends under any loan or other financing arrangements.

Non-Cumulative Voting.

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Dividend Policy

As of the date of this prospectus we have not paid any cash dividends to stockholders. The declaration of any future cash dividends will be at the discretion of the Board of Directors and will depend on our earnings, if any, capital requirements and financial position, general economic conditions and other pertinent conditions. It is our present intention not to pay any cash dividends in the near future.

Change in Control of Our Company

We do not know of any arrangements which might result in a change in control.

Transfer Agent

We have engaged the services of Empire Stock Transfer Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada, USA, 89501, to act as transfer and registrar.

Debt Securities and Other Securities

There are no debt or other securities outstanding.

Market Information

Our shares are not traded on any public market but it is our intention to find a market maker who will make an application to the NASD to have our shares accepted for trading on the OTCBB once this registration statement becomes effective. At the present time, there is no established market for the shares of Grosvenor. There is no assurance an application to the NASD will be approved. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC; being as a minimum Forms 10Q-SB and 10K-SB. Market makers will not be permitted to begin quotation of a security whose issuer does not meet these filing requirements. Securities already quoted on the OTCBB that become delinquent in their required filings will be moved following a 30 or 60 day grace period if they do not make their filing during that time. If our common stock is not quoted on the OTCBB, there will be no market for trading in our common stock. This would make it far more difficult for stockholders to dispose of their common stock. This could have an adverse effect on the price of the common stock.

With a lack of liquidity in our common stock, trading prices might be volatile with wide fluctuations. This assumes that there will be a secondary market at all. Things that could cause wide fluctuations in our trading price of our stock could be due to one of the following or a combination of several of them:

●	our variations in our operations results, either quarterly or annually;

●	trading patterns and share prices in other exploration companies which our shareholders consider similar to ours;

●	the exploration results on the Grosvenor Claims, and

●	other events which we have not control over.

In addition, the stock market in general, and the market prices for thinly traded companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These wide fluctuations may adversely affect the trading price of our shares regardless of our future performance and that of Grosvenor. In the past, following periods of volatility in the market price of a security, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether successful or not, could result in substantial costs and a diversion of management’s attention and resources, which would have a material adverse effect on our business, results of operations and financial conditions.

“Penny Stock” Requirements

Our common shares are not quoted on any stock exchange or quotation system in North America or elsewhere in the world. The SEC has adopted a rule that defines a “penny stock”, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stock; and

●	that the broker or dealer receive from the investor a writer agreement to the transactions setting forth the identity and quantity of the penny stock to be purchased.

To approve a person’s account transactions in penny stock, the broker or dealer must:

●	obtain financial information and investment experience and objectives of the person; and

●
make reasonable determination that the transactions in penny stock are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and

●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commissions payable by both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares and may cause the price of our shares to decline.

CERTAIN TRANSACTIONS

There have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer, or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates has had or will have any direct or material indirect interest, except as follows:

On January 25, 2006 Grosvenor issued to:

(i) our President, Chief Executive Officer and Director, Alexander Ibsen, 2,500,000 shares at the price of $0.001 per share for total consideration of $2,500. Mr. Ibsen has qualified 250,000 of these shares for re-sale pursuant to this prospectus; and

(ii) our Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and a director, Patrick Grant, 1,500,000 shares at the price of $0.001 per share for total consideration of $1,500. Mr. Grant has qualified 150,000 of these shares for re-sale pursuant to this prospectus.

Messrs. Ibsen and Grant were, among other things, responsible for organizing Grosvenor, developing and implementing our business plan, sifting through a number of possible mineral prospects before settling on acquisition of the Grosvenor Claims, arranging financing and taking on the task of preparing this prospectus. The share issuance to Messrs. Ibsen and Grant noted above was in recognition of these services and their central role in creating, financing and furthering its business objectives from inception.

As of March 31, 2006, Alexander Ibsen and Patrick Grant had received, respectively, $3,900 and $6,000 from the Company. These sums represent, in the case of Mr. Ibsen a monthly management fee of $1,000 plus $200 on account for providing office space and telephone services to the Company; and, in the case of Mr. Grant, a monthly management fee of $2,000. Management fees are paid in consideration of advisory services provided to the Company by Messrs. Ibsen and Grant including administrative/planning, financial, capital raising and other matters.

We did not approach any disinterested third parties with a view to to soliciting competing bids for their services or for the cost of providing office premises and telephone servises. As a result, these arrangements may or may not be subject to terms no less favorable to us than those that we could have obtained from disinterested third parties.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

INTEREST OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in the prospectus has any interest in Grosvenor. No expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in Grosvenor or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, Grosvenor. An "expert" is a person who is named as preparing or certifying all or part of our registration statement or a report or valuation for use in connection with the registration statement. "Counsel" is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of the securities.

Our financial statements included in this prospectus have been audited by Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107, as set forth in their report included in this prospectus.

The geological report on the Grosvenor Claims dated February 2006 titled "Geology Report on Chrome Claim”, was authored by Laurence Stephenson, P. Eng., of  Suite 302, 15015 Victoria Avenue, White Rock, British Columbia,, Canada.

The legal opinion rendered by Conrad C. Lysiak, Esq., 601 West First Avenue, Suite 503, Spokane, Washington 99201, regarding the Common Stock of Grosvenor registered on prospectus is as set forth in his opinion letter dated March 22, 2006.

 MARKET FOR COMMON SHARES & RELATED STOCKHOLDERS MATTERS

Market Information

At the present time, there is no established market price for our shares.

There are no common shares subject to outstanding options, warrants or securities convertible into common equity of our Company.

The number of shares subject to Rule 144 is 3,600,000. Share certificates representing these shares have the appropriate legend affixed on them.

There are no shares being offered to the public other than indicated in this prospectus and no shares have been offered pursuant to an employee benefit plan or dividend reinvestment plan.

Holders

Grosvenor has 43 shareholders as at the date of this prospectus.

ADDITIONAL INFORMATION

Grosvenor is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Grosvenor has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Grosvenor and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

CHANGES IN ACCOUNTANTS

From inception Grosvenor’s auditors have been Madsen & Associates CPA’s Inc., Certified Public Accountants, Unit #3, 684 East Vine Street, Salt Lake City, Utah, 84107.

From inception to June 30, 2005 and through January 31, 2006: (i) we did not receive an adverse opinion or disclaimer of opinion from Madsen & Associates, CPA’s Inc. but the audit reports for the periods ended June 30, 2005 and January 31, 2006 contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern; (ii) their opinions were not qualified or modified as to uncertainty, audit scope or accounting principles, and (iii) there have been no disagreements with Madsen & Associates, CPA’s Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Madsen & Associates, CPA’s Inc. would have caused them to make reference to the subject matter of the disagreement in their report.  In particular, there were no “reportable events,” as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, during the fiscal year ended June 30, 2005 and through January 31, 2006.

FINANCIAL STATEMENTS

Our fiscal year end is June 30. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the year ended June 30, 2005 and our audited financial statements for the period ended January 31, 2006 as well as our unaudited financial statements for the period ended March 31, 2006 immediately follow:

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
March 31, 2006

(Unaudited - Prepared by Management)

March 31, 2006
ASSETS

CURRENT ASSETS

Cash	$ 38,143

Total Current Assets	$ 38,143

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 3,470
Accounts payable - related parties	7,325

Total Current Liabilities	10,795

STOCKHOLDERS’ EQUITY

Common stock
75,000,000 shares authorized, at $0.001 par value;
5,049,000 shares issued and outstanding	5,049
Capital in excess of par value	51,401
Deficit accumulated during the pre-exploration stage	(29,102)

Total Stockholders’ Equity	27,348

$ 38,143

The accompanying notes are an integral part of these financial statements.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the nine months ended March 31, 2006 and the one month ended June 30, 2005 and for the period from May 25, 2005 (date of inception) to March 31, 2006

(Unaudited - Prepared by Management)

	Three months ended Mar 31, 2006	One month ended June 30, 2005	Nine months ended Mar 31, 2006	One month ended June 30, 2005	May 25, 2005 to Mar 31, 2006

REVENUES	$ -	$ -	$ -	$ -	$ -

EXPENSES

Exploration costs	3,500	-	7,518	-	7,518
Administrative	12,307	500	21,084	500	21,584

NET LOSS FROM OPERATIONS	$ (15,807)	$ 500	$ (28,602)	$(500)	$(29,102)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.00)	$ (0.00)	$(0.00)	$ (0.00)

AVERAGE OUTSTANDING SHARES

Basic	4,515,758	1,666,667	4,340,270	1,666,667

The accompanying notes are an integral part of these financial statements.

46

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  May 25, 2005 (date of inception) to March 31, 2006

(Unaudited - Prepared by Management)

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance May 25, 2005	-	$ -	$ -	$ -

Net operating loss for the one month ended June 30, 2005	-	-	-	(500)

Issuance of common shares for cash at $0.001 - June 2005	4,000,000	4,000	-	-

Issuance of common shares for cash at $0.05 - January, 2006	1,049,000	1,049	51,401	-

Net operating loss for the seven months ended March 31, 2006	-	-	-	(28,602)

Balance as at March 31, 2006	5,049,000	$ 5,049	$ 51,401	$ (29,102)

The accompanying notes are an integral part of these financial statements

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended March 31, 2006 and the one month ended June 30, 2005 and for the period from May 25, 2005 (date of inception) to March 31, 2006

(Unaudited - Prepared by Management)

	March 31, 2006	June 30, 2005	May 25, 2005 to March 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(28,602)	$(500)	$ (29,102)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	2,970	500	3,470

Net Cash Provided (Used) in Operations	(25,632)	( -)	(25,632)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Accounts payable - related parties	7,325	-	7,325
Proceeds from issuance of common stock	56,450	-	56,450
	63,725	-	63,775

Net Increase (Decrease) in Cash	38,143	-	38,143

Cash at Beginning of Period	-	-	-

CASH AT END OF PERIOD	$ 38,143	$ -	$38,143

The accompanying notes are an integral part of these financial statements

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

(Unaudited - Prepared by Management)

1. ORGANIZATION

The Company, Grosvenor Explorations Inc. (formerly Grosvenor Explorations Ltd.), was incorporated under the laws of the State of Nevada on May 25, 2005 with the authorized capital stock of 75,000,000 shares at $0.001 par value. The Company organized its wholly owned subsidiary, Grovensor Explorations Ltd., which was incorporated in British Columbia on October 19, 2005.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company and its subsidiary has elected June 30 as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Grosvenor Explorations Inc (parent) and its subsidiary from their inception. All significant intercompany accounts and balances have been eliminated in consolidation.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

(Unaudited - Prepared by Management)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On March 31, 2006, the Company had a net operating loss carry forward of $29,102 for income tax purposes. The tax benefit of approximately $8,700 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

(Unaudited - Prepared by Management)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Financial Instruments

The carrying value of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair value.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

The Company acquired three mineral claims, known as the Crome-Vandium 1, 2, and 3, situated in British Columbia, with an expiration date of January 5, 2007. The claims may be extended yearly by the payment of $5,646 Cdn or the completion of work on the property of $5,646 Cdn. plus a filing fee. On the dated of this report the Company had not established the existence of a commercially minable ore deposit on the claims.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their family have acquired 79% of the common stock issued and have made no interest, demand loans to the Company of $7,325.

Officers-directors are compensated for their services in the amount of a total $3,000 per month starting January 1, 2006.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2006

(Unaudited - Prepared by Management)

5. CAPITAL STOCK

During January 2006, the Company completed a private placement of 4,000,000 common shares for $4,000 to its directors and a private placement of 1,049,000 common shares for $52,450.

MADSEN & ASSOCIATES, CPA’s INC.                    684 East Vine Street, #3
Certified Public Accountants and Business Consultants Board                  Murray, Utah, 84107
                Telephone 801-268-2632

Board of Directors
Grosvenor Explorations Inc. and Subsidiary

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We have audited the accompanying consolidated balance sheet of Grovenor Explorations Inc. and subsidiary (pre-exploration stage company) at January 31, 2006, and the related consolidated statement of operations, changes in stockholders' equity, and cash flows for the seven months ended January 31, 2006 and for the one month ended June 30, 2005, and the period from May 25, 2005 (date of inception) to January 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grosvenor Explorations Inc. and Subsidiary at January 31, 2006, and the results of operations and cash flows for the seven months ended January 31, 2006, and the one month ended June 30, 2005, and the period from May 25, 2005 (date of inception) to January 31, 2006, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activities and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

March 10, 2005
Murray, Utah      /s/ “Madsen & Associates, CPA’s Inc.”

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED BALANCE SHEETS
January 31, 2006

January 31, 2006
ASSETS

CURRENT ASSETS

Cash	$ 53,376

Total Current Assets	$ 53,376

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 3,300
Accounts payable - related parties	6,921

Total Current Liabilities	10,221

STOCKHOLDERS’ EQUITY

Common stock
75,000,000 shares authorized, at $0.001 par value;
5,049,000 shares issued and outstanding	5,049
Capital in excess of par value	51,401
Deficit accumulated during the pre-exploration stage	(13,295)

Total Stockholders’ Equity	43,155

$ 53,376

The accompanying notes are an integral part of these financial statements.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
For the seven months ended January 31, 2006 and the one month ended June 30, 2005 and for the period from May 25, 2005 (date of inception) to January 31, 2006

	Jan 31, 2006	June 30, 2005	May 25, 2005 To Jan 31, 2006

REVENUES	$ -	$ -	$ -

EXPENSES

Exploration costs	4,018	-	4,018
Administrative	8,777	500	9,277

NET LOSS FROM OPERATIONS	$ (12,795)	$(500)	$(13,295)

NET LOSS PER COMMON SHARE

Basic and diluted	$0.00	$ 0.00

AVERAGE OUTSTANDING SHARES

Basic	4,004,879	1,666,667

The accompanying notes are an integral part of these financial statements.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(Pre-Exploration Stage Company)
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  May 25, 2005 (date of inception) to January 31, 2006

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance May 25, 2005	-	$ -	$ -	$ -

Net operating loss for the one month ended June 30, 2005	-	-	-	(500)

Issuance of common shares for cash at $0.001 - January, 2006	4,000,000	4,000	-	-

Issuance of common shares for cash at $0.05 - January, 2006	1,049,000	1,049	51,401	-

Net operating loss for the seven months Ended January 31, 2006	-	-	-	(12,795)

Balance as at January 31, 2006	5,049,000	$ 5,049	$ 51,401	$ (13,295)

The accompanying notes are an integral part of these financial statements

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the seven months ended January 31, 2006 and the one month ended June 30, 2005 and for the period from May 25, 2005 (date of inception) to January 31, 2006

	Jan 31, 2006	June 30, 2005	May 25, 2005 To Jan 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(12,795)	$(500)	$ (13,295)

Adjustments to reconcile net loss to net cash provided by operating activities:

Changes in accounts payable	2,800	500	3,300

Net Cash Provided (Used) in Operations	(9,995)	( -)	(9,995)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Accounts payable - related parties	6,921	-	6,921
Proceeds from issuance of common stock	56,450	-	56,450
	63,371	-	63,371

Net Increase (Decrease) in Cash	53,376	-	53,376

Cash at Beginning of Period	-	-	-

CASH AT END OF PERIOD	$ 53,376	$ -	$53,376

The accompanying notes are an integral part of these financial statements

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2006

1. ORGANIZATION

The Company, Grosvenor Explorations Inc. (formerly Grosvenor Explorations Ltd.), was incorporated under the laws of the State of Nevada on May 25, 2005 with the authorized capital stock of 75,000,000 shares at $0.001 par value. The Company organized its wholly owned subsidiary, Grovensor Explorations Ltd., which was incorporated in British Columbia on October 19, 2005.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date mineral claims, with unknown reserves, had been acquired. The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company and its subsidiary has elected June 30 as its fiscal year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidulutive and then only the basic per share amounts are shown in the report.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Grosvenor Explorations Inc (parent) and its subsidiary from their inception. All significant intercompany accounts and balances have been eliminated in consolidation.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes

The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed. An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On January 31, 2006, the Company had a net operating loss carry forward of $13,295 for income tax purposes. The tax benefit of approximately $4,000 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized. The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

GROSVENOR EXPLORATIONS INC. AND SUBSIDIARY
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
January 31, 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued
Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Financial Instruments

The carrying value of financial instruments, including cash and accounts payable, are considered by management to be their estimated fair value.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3. AQUISITION OF MINERAL CLAIM

The Company acquired three mineral claims, known as the Crome-Vandium 1, 2, and 3, situated in British Columbia, with an expiration date of January 5, 2007. The claims may be extended yearly by the payment of $5,646 Cdn or the completion of work on the property of $5,646 Cdn. plus a filing fee. On the dated of this report the Company had not established the existence of a commercially minable ore deposit on the claims.

4. SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

Officers-directors and their family have acquired 79% of the common stock issued and have made no interest, demand loans to the Company of $6,921.

Officers-directors are compensated for their services in the amount of a total $3,000 per month starting January 1, 2006..

5. CAPITAL STOCK

During January 2006, the Company completed a private placement of 4,000,000 common shares for $4,000 to its directors and a private placement of 1,049,000 common shares for $52,450.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses in connection with the issuance and distribution of the securities being registered hereunder, all of which are being paid by us:

Auditing and Accounting	$ 8,475
Legal and Consulting	7,500
Printing, photocopying and deliver	300
SEC filing fees	100

Total estimated expenses of issuance and distribution	$ 16,375

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Our stock is not presently traded or listed on any public market. Upon effectiveness of our prospectus under the Securities Exchange Act of 1933, it is anticipated one or more broker dealers may make a market in our securities over-the-counter, with quotations carried on the OTCBB.

(a) Prior sales of common shares within the past three years

Since inception on May 25, 2005 to the date of this registration statement, Grosvenor has sold the following securities which were not registered under the Securities Act of 1933:

On January 25, 2006 we accepted subscriptions for two individuals, both residents of British Columbia, Canada, for the purchase of 4,000,000 shares at the price of $0.001 per share raising net proceeds of $4,000.

On January 31, 2006 we accepted subscriptions from 41 individual investors, all residents of British Columbia, Canada, for the purchase of 1,049,000 shares at a price of $0.05 per share raising net proceeds of $52,450.

We issued the foregoing restricted shares of common stock to the individuals pursuant to Regulation S of the Securities Act of 1933. None of the above are deemed to be accredited investors and each was in possession of all material information relating to Grosvenor. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone. All of the investors are normally resident outside of the United States; the transaction took place outside the U.S.; no directed selling efforts were made in the U.S. by Grosvenor, any distributor, any affiliate or any person acting on behalf of the foregoing; the securities were offered and sold in a foreign (Canada) directed offering, , to residents thereof and in accordance with the rules and regulations of the British Columbia Securities Commission.

(b) Use of proceeds

As at April 15, 2006 we have expended $17,257 of the proceeds of the above private placements to pay outstanding accounts payable and a further $5,075 towards the costs associated with this offering, for a total of $22,332.

We expect the balance of the proceeds will be applied to further costs of this offering, accounts payable and Phase I exploration work to be undertaken on the Grosvenor Claims.

We shall report the use of proceeds on our first periodic report filed pursuant to sections 13(a) and 15(d) of the Exchange Act after the effective date of this prospectus and thereafter on each of our subsequent periodic reports.

                                    ITEM 27.   EXHIBITS

The following Exhibits are filed as part of this Registration Statement, pursuant to Item 601 of Regulation S-BA.

Exhibit No.	Description

11	Statement re: Computation of Per Share Earnings

23.1	Consent of Madsen & Associates CPA’s Inc.

The following exhibits are included as part of this report by reference:

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated by reference from Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

3.2	Amended Certificate of Incorporation (incorporated by reference from Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

3.3	Articles of Incorporation (incorporated by reference from Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

3.4	Bylaws (incorporated by reference from Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

4	Specimen Stock Certificate (incorporated by reference from Grosvenor’s Registration Statement filed on March 24, 2006)

5	Opinion re. Legality, Conrad C. Lysiak, Attorney At Law (incorporated by reference from Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

10.1	Transfer Agent and Registrar Agreement (incorporated by reference on Grosvenor’s Registration Statements on Prospectus filed on March 24, 2006)

14	Code of Ethics (incorporated by reference on Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

23.2 23..3
Consent of Conrad C. Lysiak, Attorney At Law (refer to Exhibit 5) (incorporated by reference on Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)
Consent of Laurence Stephenson, Professional Geologist (incorporated by reference on Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006).

99.1	Audit Committee Charter (incorporated by reference on Grosvenor’s Registration Statement on Prospectus filed on March 24, 2006)

ITEM 28: UNDERTAKINGS

Grosvenor hereby undertakes:

(a)

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10 (a) (3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the U.S. Securities and Exchange Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

 .(iii)    include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(c)
Provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(d)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g)
For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) (§ 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, Grosvenor certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada on May 2, 2006.

        GROSVENOR EXPLORATIONS INC.

     ALEXANDER J. IBSEN
Alexander J. Ibsen
Principal Executive Officer
President, and Director

Special Power of Attorney

The undersigned constitute and appoint Alexander J. Ibsen their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form SB-2 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the U.S. Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: May 2, 2006.

ALEXANDER J. IBSEN
Alexander J. Ibsen
Principal Executive Officer
President and Director

PATRICK N. GRANT
Patrick N. Grant
Principal Financial Officer, Principal Accounting Officer,
Secretary Treasurer and Director